UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2009

TeamStaff, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	0-18492	22-1899798
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Executive Drive Somerset, NJ	08873
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 523-9897

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

The information required to be disclosed in this Item 3.02 concerning the grant of restricted stock awards to Mr. Rick J. Filippelli is incorporated herein by reference from Item 5.02.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2009, TeamStaff, Inc., (the “Registrant” or “TeamStaff”) announced in a press release that Mr. Rick J. Filippelli, who has served as the Registrant’s President and Chief Executive Officer since January 2007, has informed the Board of his intent to resign from such positions in connection with the Registrant’s strategic shift in its current business plan. Mr. Filippelli’s resignation as President and Chief Executive Officer will become effective at the end of January 2010. Mr. Filippelli has agreed to assist the Registrant with its transition to a new Chief Executive Officer. The Registrant’s Board has established a search committee to identify candidates for Chief Executive Officer.

In connection with the foregoing, on November 2, 2009, the Registrant entered into a new employment agreement with Mr. Filippelli, the material terms of which are summarized below. As used in the following summary, the term “Executive” shall refer to Mr. Filippelli. The following description of this employment is qualified in its entirety by reference to the full text of such agreement. The new employment agreement supersedes and replaces the employment agreement that the Company entered into with Mr. Filippelli on April 17, 2008.

• The new employment agreement is dated November 2, 2009, is effective as of October 1, 2009 and expires January 31, 2010, unless both parties agree to extend the term. Under the employment agreement, the Executive will receive a base salary of $290,000 and may receive a bonus in the sole discretion of the Management Resources and Compensation Committee of the Board of Directors.

• Under the new employment agreement, Mr. Filippelli was granted options to purchase 30,000 shares of common stock. The options are exercisable for five years from the date of grant and vest upon the termination date, as defined in the new employment agreement, provided the Executive complies with the obligations described therein. The exercise price of the options shall be equal to closing price of the Registrant’s common stock on the execution date of the new employment agreement.

• In the event of a termination of Executive’s employment by the Executive for good reason (as defined in the employment agreement), (a) the Executive’s right to purchase shares of common stock of the Registrant pursuant to any stock option or stock option plan shall immediately fully vest and become exercisable, (b) the exercise period in which he may exercise his options to purchase common stock shall be extended to the duration of their original term, as if he remained an employee of the Company, and (c) the terms of such options shall be deemed amended to reflect the foregoing provisions. Further, in the event of a termination of the Executive’s employment for cause, options granted and not exercised as of the termination date shall terminate immediately and be null and void. In the event of a termination of Executive’s employment due to his death or disability, the Executive’s (or his estate’s or legal representative’s) right to exercise any stock option, to the extent vested as of the termination date, shall remain exercisable for a period of twelve (12) months following the termination date, but in no event after the expiration of the exercise period. In the event of a termination of Executive’s employment other than for good reason, his right to exercise the stock options, to the extent vested as of the termination date, shall remain exercisable for a period of three months following the termination date, but in no event after the expiration of the exercise period.

• The employment agreement further provides that in the event of a change in control (as defined in the employment agreement), or termination without cause by the Registrant or for good reason (as defined in the employment agreement) by the Executive, the conditions to the vesting of any outstanding restricted stock awards granted to the Executive shall be deemed void and all such shares shall be immediately and fully vested and delivered to the Executive.

• In the event of the termination of employment by us without “cause” or by the Executive for “good reason,” as those terms are defined in the employment agreement, or in the event his employment is terminated due to his disability, the Executive would be entitled to: (a) a severance payment of 12 months of base salary; (b) continued participation in our health and welfare plans for a period not to exceed 18 months from the termination date; and (c) all compensation accrued but not paid as of the termination date. In the event of the termination of his employment due to his death, the Executive’s estate would be entitled to receive all compensation accrued but not paid as of the termination date and continued participation in our health and welfare plans for a period not to exceed 18 months from the termination date. If the Executive’s employment is terminated by us for “cause” or by him without “good reason,” he is not entitled to any additional compensation or benefits other than his accrued and unpaid compensation.

• In the event that within 180 days of a “Change in Control”, as defined in the employment agreement, (a) the Executive is terminated, or (b) his status, title, position or responsibilities are materially reduced and the Executive terminates his employment, the Company shall pay and/or provide to the Executive, the following compensation and benefits:

(A) The Company shall pay the Executive, in lieu of any other payments due hereunder, (i) the accrued compensation; (ii) the continuation benefits; and (iii) as severance, base salary for a period of 12 months, payable in one lump sum following the termination date; and

(B) The conditions to the vesting of any outstanding incentive awards (including restricted stock, stock options and granted performance shares or units) granted to the Executive under any of the Company’s plans, or under any other incentive plan or arrangement, shall be deemed void and all such incentive awards shall be immediately and fully vested and exercisable. Further, any such options shall be deemed amended to provide that in the event of termination after a change of control, the options shall remain exercisable for the duration of their term.

• Notwithstanding the foregoing, if the payments due in the event of a change in control would constitute an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the aggregate of such credits or payments under the employment agreement and other agreements shall be reduced to the largest amount as will result in no portion of such aggregate payments being subject to the excise tax imposed by Section 4999 of the Code. The priority of the reduction of excess parachute payments shall be in the discretion of the Executive.

• Pursuant to the employment agreement, the Executive is subject to customary confidentiality, non-solicitation of employees and non-competition obligations that survive the termination of such agreement.

Item 8.01	Other Events.

As stated above, on November 3, 2009, the Registrant issued a press release announcing that the Registrant completed a strategic review of its businesses and, along with Mr. Filippelli, concluded that the interests of its shareholders would best be served by focusing the Registrant’s resources on the development and expansion of the Registrant’s TeamStaff Government Solutions subsidiary. In connection with this conclusion, the Registrant’s Board of Directors and Chief Executive Officer agreed that the Registrant should employ a new Chief Executive Officer with a background in the government services industry. A copy of this press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is attached to this Form 8-K:

(d)	Exhibit No.	Description
	99.1	Press Release dated November 3, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

TeamStaff, Inc.

By:	/s/ Cheryl Presuto
Name: Cheryl Presuto Title: Chief Financial Officer Date: November 5, 2009

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated November 3, 2009.

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